Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NMS COMMUNICATIONS CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, NMS Communications Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

The name of the Corporation is NMS Communications Corporation and the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 12, 1983 under the name Natural Microsystems Corporation. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and in the best interests of the stockholders of the Corporation. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Certificate of Incorporation of the Corporation as follows:

Article I is hereby deleted in its entirety and replaced with the following:

“The name of this corporation is LiveWire Mobile, Inc.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 5th day of December, 2008.

NMS COMMUNICATIONS CORPORATION

By:	/s/ Joel Hughes
Name: Joel Hughes
Title: Chief Executive Officer